PROSPECTUS SUPPLEMENT NO. 5	Filed Pursuant to Rule 424(b)(3)
(to prospectus dated August 9, 2024)	Registration No. 333-272028

800,000 Common Share Units, Each Consisting of a Common Share and a Common Share Purchase Warrant

Foremost Clean Energy Ltd.

This prospectus supplement amends and supplements the prospectus dated August 9, 2024, as supplemented or amended from time to time (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration Statement No. 333-272028). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Report on Form 6-K, furnished to the Securities and Exchange Commission on December 3, 2024 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Shares and Common Share Purchase Warrants are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbols “FMST” and “FMSTW”, respectively, and our Common Shares are listed on the Canadian Securities Exchange (the “CSE”) under the symbol “FAT”. On December 5, 2024, the last reported sales prices of the Common Shares on Nasdaq and the CSE were US$1.4050 and C$1.9200, respectively, and the last reported sales price of the Common Share Purchase Warrants on Nasdaq was US$0.2500.

We are an “emerging growth company,” as that term is used in the Jumpstart Our Business Startups Act of 2012, and as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary-Implications of Being an Emerging Growth Company.”

Investing in our common shares involves a high degree of risk. See “Risk Factors” beginning on page 15 of the prospectus for a discussion of information that should be considered in connection with an investment in our common shares. Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 6, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16 UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of December 2024

Commission File Number: 001-41769

Foremost Clean Energy Ltd.
(Translation of registrant's name into English)

750 West Pender Street, Suite 250
Vancouver, BC, V6C 2T7
(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.
Form 20-F ☒ Form 40-F ☐

EXHIBIT INDEX

Exhibit No.	Description

99.1	Condensed Interim Consolidated Financial Statements for the six months ended September 30, 2024
99.2	Management Discussion and Analysis for the six months ended September 30, 2024
99.3	Form of Proxy
99.4	Abridgement Notice
99.5	Notice of Availability of Proxy Materials
99.6	Information Circular
99.7	Letter of Transmittal
99.8	Voting Instruction Form
99.9	Amended and Restated Arrangement Agreement
99.10	Form 52-109F2 Certification of Interim Filings by CEO
99.11	Form 52-109F2 Certification of Interim Filings by CFO
101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Foremost Clean Energy Ltd.
(Registrant)

Date: December 3, 2024	/s/ Jason Barnard
Jason Barnard
President and Chief Executive Officer